                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Atlantic Richfield Company (the "Company") on Form S-3 (File No. 333-______) of our report dated February 12, 1998, on our audits of the consolidated financial statements and related financial statement schedule of Atlantic Richfield Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the prospectus forming a part of this registration statement.




                                        PricewaterhouseCoopers LLP

Los Angeles, California
January 25, 1999